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Exhibit 10(c)
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                                             FORM OF TIER II EXECUTIVE AGREEMENT


                               EXECUTIVE AGREEMENT


         THIS IS AN AGREEMENT between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (the "Corporation"), with its principal office located at the Huntington Center, 41 South High Street, Columbus, Ohio 43287, and ________________________ (the "Executive"), effective as of April 1, 1998.


                                    RECITALS:

         The Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the interests of the Corporation and its shareholders. As part of this corporate strategy, the Corporation wishes to act to retain its well-qualified executive officers notwithstanding any actual or threatened change in control of the Corporation.

         The Executive is a key executive officer of the Corporation and the Executive's services, experience and knowledge of the affairs of the Corporation, and reputation and contacts in the industry are extremely valuable to the Corporation. The Executive's continued dedication, availability, advice, and counsel to the Corporation are deemed important to the Corporation, its Board of Directors (the "Board"), and its shareholders. It is, therefore, in the best interests of the Corporation to secure the continued services of the Executive notwithstanding any actual or threatened change in control of the Corporation. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.


                                   AGREEMENT:

         1. TERM OF AGREEMENT. This Agreement will begin on the date entered above and will continue in effect through December 31, 1999. On December 31, 1999, and on the second anniversary date of each term thereafter (a "Renewal Date"), the term of this Agreement will be extended automatically for an additional two-year period unless, not later than 30 days prior to such Renewal Date, the Corporation gives written notice to the Executive that it has elected not to extend this Agreement. Notwithstanding the above, if a "Change of Control" (as defined herein) of the Corporation occurs during the term of this Agreement, the term of this Agreement will be extended for 36 months beyond the end of the month in which any such Change of Control occurs.

         2. DEFINITIONS. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

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                  (a) ANNUAL AWARD. "Annual Award" means the cash payment paid or payable to the Executive with respect to a fiscal year under the Corporation's Incentive Compensation Plan.

                  (b) BASE ANNUAL SALARY. "Base Annual Salary" means the greater of (1) the highest annual rate of base salary in effect for the Executive during the 12 month period immediately prior to a Change of Control or, (2) the annual rate of base salary in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required).

                  (c) CAUSE. "Cause" means any of the following:

                           (1) The Executive shall have committed a felony or an
                  intentional act of gross misconduct, moral turpitude, fraud, embezzlement, or theft in connection with the Executive's duties or in the course of the Executive's employment with the Corporation or any Subsidiary, and the Board shall have determined that such act is materially harmful to the Corporation;

                           (2) The Corporation or any Subsidiary shall have been
                  ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Executive's employment and such order or directive has not been vacated or reversed upon appeal; or

                           (3) After being notified in writing by the Board to
                  cease any particular Competitive Activity (as defined herein), the Executive shall have continued such Competitive Activity and the Board shall have determined that such act is materially harmful to the Corporation.

                           For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" under this Agreement unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board at a meeting called and held for such purposes, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as defined in this Agreement and specifying the particulars of the act constituting "Cause" in detail. Nothing in this Agreement will limit the right of the Executive or the Executive's beneficiaries to contest the validity or propriety of any such determination.

                  (d) CHANGE OF CONTROL. "Change of Control" means the occurrence of any of the following:

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                           (1) Any "person" (as such term is used in Sections
                  13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; or

                           (2) A majority of the Board of Directors of the
                  Corporation at any time is comprised of other than Continuing Directors (for purposes of this section, the term "Continuing Director" means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

                           (3) Any event or transaction if the Corporation would
                  be required to report it in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

                           (4) Any of the following occurs:

                                    (A) a merger or consolidation of the
                           Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 51% or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

                                    (B) a sale, exchange, lease, mortgage,
                           pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Corporation on a consolidated basis;

                                    (C) a liquidation or dissolution of the
                           Corporation;

                                    (D) a reorganization, reverse stock split,
                           or recapitalization of the Corporation which would result in any of the foregoing; or

                                    (E) a transaction or series of related
                           transactions having, directly or indirectly, the same effect as any of the foregoing.

                  (e) CHANGE YEAR. "Change Year" means the fiscal year in which a Change of Control occurs.

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                  (f) COMPETITIVE ACTIVITY. "Competitive Activity" means that
         Executive's participation, without the written consent of an officer of the Corporation, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Corporation and such enterprise's revenues derived from any product or service competitive with any product or service of the Corporation amounted to 10% or more of such enterprise's revenues for its most recently completed fiscal year and if the Corporation's revenues for such product or service amounted to 10% of the Corporation's revenues for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto and (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

                  (g) DISABILITY. "Disability" means that, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall be eligible for the receipt of benefits under the Corporation's long term disability plan.

                  (h) EMPLOYEE BENEFITS. "Employee Benefits" means the perquisites, benefits, and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which the Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Corporation), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs, or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter, providing perquisites and benefits at least as great in a monetary equivalent as are payable thereunder prior to a Change in Control.

                  (i) EMPLOYMENT AGREEMENT. "Employment Agreement" means an executed employment agreement between the Corporation and the Executive.

                  (j) GOOD REASON. "Good Reason" means the occurrence of any one or more of the following:

                           (1) The assignment to the Executive after a Change in
                  Control of the Corporation of duties which are materially and adversely different from or inconsistent with the duties, responsibilities, and status of the Executive's position at any time during the 12 month period prior to such Change of Control, or which result in a significant change in the Executive's authority and responsibility as a senior executive of the Corporation;

                           (2) A reduction by the Corporation in the Executive's
                  Base Annual Salary as of the day immediately prior to a Change of Control of the Corporation, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or a reduction of the Executive's most


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                  recent highest incentive bonus potential prior to such Change of Control under the Corporation's Incentive Compensation Plan, Long-Term Incentive Plan, or any successor plans;

                           (3) A demand by the Corporation that the Executive
                  relocate to a location in excess of 35 miles from the location where the Executive is currently based, or in the event of any such relocation with the Executive's express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss in the sale of the Executive's principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after tax basis;

                           (4) The failure of the Corporation to obtain a
                  satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 14 of this Agreement;

                           (5) The failure of the Corporation to provide the
                  Executive with substantially the same Employee Benefits that were provided to him immediately prior to the Change in Control, or with a package of Employee Benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such Employee Benefits taken as a whole; or

                           (6) Any reduction in the Executive's compensation or
                  benefits or adverse change in the Executive's location or duties, if such reduction or adverse change occurs at any time after the commencement of any discussion with a third party relating to a possible Change of Control of the Corporation involving such third party, if such reduction or adverse change is in contemplation of such possible Change of Control and such Change of Control is actually consummated within 12 months after the date of such reduction or adverse change.

                           The existence of Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason under this Agreement. The Executive's determination of Good Reason shall be conclusive and binding upon the parties to this Agreement provided such determination has been made in good faith. Notwithstanding anything to the contrary in this Agreement, in the event that the Executive is serving as Chief Executive Officer of the Corporation immediately prior to the Change of Control, the occurrence of the Change of Control shall be conclusively deemed to constitute Good Reason.

                  (k) HIGHEST INCENTIVE COMPENSATION. "Highest Incentive Compensation" means the greater of the Executive's Potential Annual Award for the Executive's Incentive Group for (a) the Change Year or
         (b) the fiscal year immediately preceding the Change Year.


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         For purposes of (b) above, if the Executive first became a participant in the Corporation's Incentive Compensation Plan for the Change Year, the Executive shall be deemed to have been a participant in the Corporation's Incentive Compensation Plan, and in the same Incentive Group, for the fiscal year immediately preceding the Change Year.

                  (l) HIGHEST LONG-TERM INCENTIVE COMPENSATION. "Highest Long-Term Incentive Compensation" means the greater of the Executive's Potential Long-Term Award for the Executive's Incentive Group pursuant to the Corporation's Long-Term Incentive Compensation Plan for (1) the multi-year cycle in which the Change Year occurs or (2) the multi-year cycle immediately prior to the multi-year cycle in which the Change Year occurs; provided, however, that if the Change of Control occurs on a date that falls within two multi-year cycles, the Highest Long-Term Incentive Compensation shall mean the greater of the Executive's Potential Long-Term Award for either of such multi-year cycles. If the Executive first became a participant in the Corporation's Long-Term Incentive Compensation Plan during the Change Year or the year immediately preceding the Change Year, the Executive shall be deemed to have been a participant in the Corporation's Long-Term Incentive Compensation Plan and in the same Incentive Group for (1) the multi-year cycle in which the Change Year occurs and the multi-year cycle immediately prior to the multi-year cycle in which the Change Year occurs or, (2) if the Change of Control occurs on a date that falls within two multi-year cycles, for both such multi-year cycles.

                  (m) INCENTIVE COMPENSATION PLAN. "Incentive Compensation Plan" means the Corporation's Incentive Compensation Plan in effect as of the effective date of this Agreement, as well as any successor plan.

                  (n) INCENTIVE GROUP. "Incentive Group" means the group or category into which an Executive is placed pursuant to the Corporation's Incentive Compensation Plan or Long-Term Incentive Compensation Plan, as the case may be.

                  (o) LONG-TERM AWARD. "Long-Term Award" means the total amount paid or payable at the end of a performance cycle under the Corporation's Long-Term Incentive Compensation Plan.

                  (p) LONG-TERM INCENTIVE COMPENSATION PLAN. "Long-Term Incentive Compensation Plan" means the Corporation's Long-Term Incentive Compensation Plan in effect as of the effective date of this Agreement, as well as any successor plan.

                  (q) NOTICE OF TERMINATION. "Notice of Termination" means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated.

                  (r) POTENTIAL ANNUAL AWARD. "Potential Annual Award" means the maximum possible Annual Award the Executive could receive according to his or her Incentive Group pursuant to the Corporation's Incentive Compensation Plan assuming that (1) the Corporation met the maximum ROAE for the Corporation's Incentive Compensation Plan for a particular


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         fiscal year (whether or not such maximum ROAE was or could be met); (2)
         there are no adjustments for business unit or individual performance, and (3) the Executive's Base Annual Salary is used to determine the Potential Annual Award.

                  (s) POTENTIAL LONG-TERM AWARD. "Potential Long-Term Award" means the maximum possible Long-Term Award payable to the Executive pursuant to Executive's Incentive Group assuming that (1) the Corporation met the maximum ROAE for the Corporation's Long-Term Incentive Compensation Plan for a particular cycle (whether or not such maximum ROAE was or could be met); and (2) the Executive's Base Annual Salary is used to determine the Potential Long-Term Award.

                  (t) RETIREMENT. "Retirement" means having reached normal retirement age as defined in the Corporation's noncontributory pension plan or taking early retirement in accordance with the terms of the Corporation's noncontributory pension plan.

                  (u) ROAE "ROAE" means return on average equity as referenced in the Corporation's Incentive Compensation Plan and the Corporation's Long-Term Incentive Compensation Plan, as the case may be.

                  (v) SEVERANCE BENEFITS. "Severance Benefits" means the benefits described in Section 4 of this Agreement, as adjusted by the applicable provisions of Section 5 of this Agreement.

                  (w) SUBSIDIARY. "Subsidiary" means any corporation, bank, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time by the Corporation.

         3. ELIGIBILITY FOR SEVERANCE BENEFITS. The Corporation or its successor shall pay or provide to the Executive the Severance Benefits if the Executive's employment is terminated voluntarily or involuntarily during the term of this Agreement, either:

                  (a) by the Corporation (1) at any time within 36 months after a Change of Control of the Corporation, or (2) at any time prior to a Change of Control but after the commencement of any discussions with a third party relating to a possible Change of Control of the Corporation involving such third party, if such termination is in contemplation of such possible Change of Control and such Change of Control is actually consummated within 12 months after the date of such termination, in either case unless the termination is on account of the Executive's death or Disability or for Cause, provided that, in the case of a termination on account of the Executive's Disability or for Cause, the Corporation shall give Notice of Termination to the Executive with respect thereto; or

                  (b) by the Executive for Good Reason (1) at any time within 36 months after a Change of Control of the Corporation or (2) at any time after the commencement of any discussions with a third party relating to a possible Change of Control of the Corporation involving such third party, if such Change of Control is actually consummated within 12



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         months after the date of such termination, and, in any such case, provided that the Executive shall give Notice of Termination to the Corporation with respect thereto.

         4. SEVERANCE BENEFITS. The Executive, if eligible under Section 3, shall receive the following Severance Benefits, adjusted by the applicable provisions of Section 5 (in addition to accrued compensation, bonuses, and vested benefits and stock options):

                  (a) BASE ANNUAL SALARY. In addition to any accrued compensation payable as of the Executive's termination of employment (either by reason of an Employment Agreement or otherwise), a lump sum cash amount equal to the Executive's Base Annual Salary, multiplied by 2.5.

                  (b) ANNUAL INCENTIVE COMPENSATION. In addition to any compensation payable pursuant to Article 5 of the Corporation's Incentive Compensation Plan, a lump sum cash amount equal to the Executive's Highest Incentive Compensation, multiplied by 2.5. In order to be entitled to a payment pursuant to this Section 4(b), the Executive must have been a participant in the Corporation's Incentive Compensation Plan at some time during the 12 month period immediately preceding the Change of Control.

                  (c) LONG-TERM INCENTIVE COMPENSATION. In addition to any accrued compensation payable pursuant to Article 9 of the Corporation's Long-Term Incentive Compensation Plan, a lump sum cash amount equal to the Highest Long-Term Incentive Compensation, multiplied by 1.5. In order to be entitled to a payment pursuant to this Section 4(c), the Executive must have been a participant in the Corporation's Long-Term Incentive Compensation Plan at some time during the 12 month period immediately preceding the Change of Control.

                  (d) INSURANCE BENEFITS. For a three year period after the date the employment is terminated, the Corporation will arrange to provide to the Executive at the Corporation's expense, with:

                           (1) HEALTH CARE. Health care coverage comparable to
                  that in effect for the Executive immediately prior to the termination (or, if more favorable to the Executive, that furnished generally to salaried employees of the Corporation), including, but not limited to, hospital, surgical, medical, dental, prescription, and dependent coverage. Upon the expiration of the health care benefits required to be provided pursuant to this subsection 4(d), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act. Health care benefits otherwise receivable by the Executive pursuant to this subsection 4(d) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the three-year period following the date the employment is terminated and any such benefits actually received by the Executive shall be reported by the Executive to the Corporation.

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                           (2) LIFE INSURANCE. Life and accidental death and
                  dismemberment insurance coverage (including any supplemental coverage, purchase opportunity, and double indemnity for accidental death that was available to the Executive) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to the Executive, equal to that in effect at the date the Change of Control occurs.

                           (3) DISABILITY INSURANCE. Disability insurance
                  coverage (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required) or, if more favorable to the Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the three year period following a termination of employment provided that the payments payable under subsections 4(b) and (c) above have been made.

                  In the event the Executive's participation in any such plan or program is not permitted, the Corporation will directly provide, at no after-tax cost to the Executive, the benefits to which the Executive would be entitled under such plans and programs.

                  (e) RETIREMENT BENEFITS. The Executive will be entitled to receive retirement benefits as provided herein, so that the total retirement benefits the Executive receives from the Corporation will approximate the total retirement benefits the Executive would have received under all (qualified and nonqualified) retirement plans (which shall not include severance plans) of the Corporation in which the Executive participates were the Executive fully vested under such retirement plans and had the Executive continued in the employ of the Corporation for 36 months following the date of the Executive's termination or until the Executive's Retirement, if earlier (provided that such additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the Corporation). The benefits specified in this subsection will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to the Executive or the Executive's beneficiaries under this subsection shall equal the excess of (1) the retirement benefits that would be paid to the Executive or the Executive's beneficiaries, under all retirement plans of the Corporation in which the Executive participates if (A) the Executive were fully vested under such plans, (B) the 36-month period (or the period until the Executive's Retirement, if less) following the date of the Executive's termination were added to the Executive's credited service under such plans, (C) the terms of such plans were those most favorable to the Executive in effect at any time during the period commencing prior to the Change of Control and ending on the date of Notice of Termination (or on the date employment is terminated if no Notice of Termination is required), and (D) the Executive's highest average annual compensation as defined under such retirement plans and was calculated as if the Executive had been employed by the Corporation for a 36-month period (or the period until the Executive's Retirement, if earlier) following the date of the Executive's termination and had the Executive's compensation during such period been equal to the Executive's compensation used to calculate the


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         Executive's benefit under subsections 4(a), 4(b), and 4(c); over (2)
         the retirement benefits that are payable to the Executive or the Executive's beneficiaries under all retirement plans of the Corporation in which the Executive participates. These retirement benefits specified in this subsection are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code, and shall be payable solely from the general assets of the Corporation. These retirement benefits shall be payable at the time and in the manner provided in the applicable retirement plans to which they relate.

                  (f) OUTPLACEMENT. The Corporation shall pay all fees for outplacement services for the Executive up to a maximum equal to 15% of the Executive's Annual Base Salary used to calculate the Executive's benefit under subsection 4(a), plus provide a travel expense account of up to $5,000 to reimburse job search travel.

                  (g) STOCK OPTIONS. Stock Options held by the Executive become exercisable upon a Change of Control according to the terms of the Corporation's Stock Option Plans as interpreted by the Corporation's Compensation and Stock Option Committee as such Committee existed immediately prior to the Change of Control.

         In computing and determining Severance Benefits under subsections 4(a),
(b), (c), (d), (e), (f), and (g) above, a decrease in the Executive's salary, incentive bonus potential, or insurance benefits shall be disregarded if such decrease occurs within six months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control. In such event, the salary, incentive bonus potential, and/or insurance benefits used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Section 4.

         The Severance Benefits provided in subsections 4(a), (b), and (c) above shall be paid not later than 45 business days following the date the Executive's employment terminates.

         5. TAX GROSS-UP. If any Severance Benefit or other benefit paid or provided under Section 4, or the acceleration of stock option vesting, or the payment or distribution of any Employee Benefit or similar benefit is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar federal or state excise tax), the Corporation shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state, and local income taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred with respect to any of such amounts (the "Tax Gross-Up"). The Corporation shall pay such additional compensation at the time when the Corporation withholds such excise tax from any payments to the Executive. The calculation of the Tax Gross-Up shall be approved by the Corporation's independent certified public accounting firm engaged by the Corporation immediately prior to the Change in Control and the calculation shall be provided to the Executive in writing. The Executive shall then be given 15 days, or such longer period as the Executive reasonably requests, to accept or reject the calculation of the Tax Gross-Up. If the Executive rejects the Tax Gross-Up calculation and the parties are thereafter unable to agree within an additional 45 days, the arbitration provisions of Section 10 shall


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control. The Corporation shall reimburse the Executive for all reasonable legal and accounting fees incurred with respect to the calculation of the Tax Gross-Up and any disputes related thereto.

                  For purposes of determining the amount of the Tax Gross-Up, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Tax Gross-Up is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's residence on the date of termination.

                  If the excise tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Corporation at the time the reduction in excise tax is finally determined, the portion of the Tax Gross-Up attributable to such reduction. Notwithstanding the Executive's acceptance or rejection of the Tax Gross-Up calculation, if the excise tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, the Corporation shall make an additional Tax Gross-Up payment to the Executive in respect of such excess at the time the amount of such excess is finally determined.

                  Notwithstanding anything to the contrary in this Section 5, if any Severance Benefit or other benefit paid or provided under Section 4, or the acceleration of stock option vesting, or the payment or distribution of any Employee Benefits or similar benefits would be subject to excise tax pursuant to
Section 4999 of the Code (or any similar federal or state excise tax), but would not be so subject if the total of such payments would be reduced by 10% or less, then such payment shall be reduced by the minimum amount necessary so as not to cause Corporation to have paid an Excess Severance Payment as defined in Section 280G(b)(l) of the Code and so the Executive will not be subject to Excise Tax pursuant to Section 4999 of the Code. The calculation of any potential reduction pursuant to this paragraph or any disputes related thereto shall be resolved as described above with respect to the calclulation of the Tax Gross-Up. In the event that the amount of any Severance Payments that would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this provision, Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of Corporation. In no event shall the total payments be reduced by more than 10% in order to avoid treatment as an Excess Severance Payment.

         6. WITHHOLDING OF TAXES. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

         7. ACKNOWLEDGEMENT. The Corporation hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment, or to measure the amount of damages which the Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by the Corporation to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Corporation to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any


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

mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise, except for a reduction in health insurance coverage as provided in subsection 4(d)(1). The Corporation shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt, or obligation of the Executive.

         8. ENFORCEMENT COSTS; INTEREST. The Corporation is aware that, upon the occurrence of a Change in Control, the Board or a stockholder of the Corporation may then cause or attempt to cause the Corporation to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Corporation to institute, or may institute, litigation, arbitration, or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Corporation that the Executive not be required to incur the expenses associated with the enforcement of the Executive's rights under this Agreement by litigation, arbitration, or other legal action nor be bound to negotiate any settlement of the Executive's rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Accordingly, if following a Change in Control it should appear to the Executive that the Corporation has failed to comply with any of its obligations under this Agreement, including the proper calculation of the Tax Gross-Up, or in the event that the Corporation or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish, or to recover from the Executive, the benefits intended to be provided to the Executive hereunder, the Corporation irrevocably authorizes the Executive from time to time to retain counsel (legal and accounting) of the Executive's choice at the expense of the Corporation as provided in this Section 8 to represent the Executive in connection with the calculation of the Tax Gross-Up, or the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder, or other person affiliated with the Corporation. Notwithstanding any existing or prior attorney-client relationship between the Corporation and such counsel, the Corporation irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Corporation and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this Section shall be paid or reimbursed to the Executive by the Corporation on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. In any action involving this Agreement, the Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to the Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate in effect at The Huntington National Bank or its successor from time to time during the prejudgment period plus 4 percent.

         9. INDEMNIFICATION. From and after the earliest to occur of a Change of Control or termination of employment, the Corporation shall (a) for a period of five years after such occurrence, provide the Executive (including the Executive's heirs, executors, and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Corporation's expense, and (b) indemnify and hold harmless the Executive, to the fullest extent permitted or authorized by the law of the State of Maryland as it may from time to time be amended, if the Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of the Corporation or any Subsidiary, or is or was serving at the request of the Corporation or any Subsidiary as a director, trustee, officer, or employee of a bank, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 9 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of the Corporation or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive's official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

         10. ARBITRATION. The initial method for resolving any dispute arising out of this Agreement shall be nonbinding arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within 15 days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within 15 additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this 15 day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel (legal and accounting) and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall not be binding on the parties, and the parties may pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator. The Executive shall be entitled to seek specific performances of the Executive's rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         11. EMPLOYMENT RIGHTS. This Agreement sets forth the Severance Benefits payable to the Executive in the event the Executive's employment with the Corporation is terminated under certain conditions specified in Section 3. This Agreement is not an employment contract nor shall it confer upon the Executive any right to continue in the employ of the Corporation or its Subsidiaries and shall not in any way affect the right of the Corporation or its Subsidiaries to dismiss or otherwise terminate the Executive's employment at any time with or without cause.

         12. ARRANGEMENTS NOT EXCLUSIVE. The specific benefit arrangements referred to in this Agreement are not intended to exclude the Executive from participation in or from other benefits available to executive personnel generally or to preclude the Executive's right to other compensation or benefits as may be authorized by the Board at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement, or other contract, plan, or arrangement except as may be specified in such contract, plan, or arrangement. Notwithstanding anything to the contrary in this Section 12, the Severance Benefits provided in Section 4 are in lieu of any benefits to which the Executive would be entitled following the termination of his or her employment pursuant to any Employment Agreement or pursuant to the Corporation's Transition Pay or any successor to such plan.

         13. TERMINATION. Except for termination of employment described in
Section 3(b), this Agreement shall terminate if the employment of the Executive with the Corporation shall terminate prior to a Change in Control.

         14. SUCCESSORS; BINDING AGREEMENTS. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Executive's rights and benefits under this Agreement may not be assigned, except that if the Executive dies while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive's death or, if there is no such beneficiary, to the Executive's estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing the Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated employment for Good Reason following a Change of Control.

         15. NO VESTED INTEREST. Neither the Executive nor the Executive's beneficiaries shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment of such benefit.

         16. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the such addresses as each party may designate from time to time to the other party in writing in the manner provided herein. Unless designated otherwise notices to the Corporation should be sent to the Corporation at:

                           Huntington Bancshares Incorporated
                           41 South High Street
                           Columbus, Ohio  43287
                           Attention:  Cindy Rohletter/Corporate Compensation

Until designated otherwise, notices shall be sent to the employee at the address indicated on the Beneficiary Designation and Notice form attached hereto as Exhibit A. If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. Notice sent by certified or registered mail shall be effective two days after deposit by delivery to the U.S. Post Office.

         17. SAVINGS CLAUSE. If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Federal Deposit Insurance Company (the "FDIC") that limits executive change of control payments that can be made by an FDIC insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation a "Limiting Rule"):

                  (a) Corporation will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency) to the payment by Corporation to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule); and

                  (b) the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Corporation severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive's termination.

Following any such election, the Executive will be entitled to receive benefits under this agreement or plan elected only if and to the extent the agreement or plan is applicable and subject to its specific terms.

          18. AMENDMENT; WAIVER. This Agreement may not be amended or modified and no provision may be waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Executive and the Corporation.

          19. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          20. PRIOR EXECUTIVE AGREEMENTS. This Agreement supersedes any and all prior Executive Agreements between the Corporation (or any predecessor of the Corporation) and the Executive and no payments or benefits of any kind shall be made under, on account of, or by reference to the prior Executive Agreements.

          21. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          22. GOVERNING LAW. Except as otherwise provided, this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any conflict of law provisions.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

                                  CORPORATION:
                                  ------------

                                  HUNTINGTON BANCSHARES INCORPORATED



                                  By: /s/ Frank Wobst
                                     --------------------------------
                                     Chief Executive Officer


                                   EXECUTIVE:
                                   ----------


                                   ________________________________________

Exhibit 10(c)
-------------


          19. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          20. PRIOR EXECUTIVE AGREEMENTS. This Agreement supersedes any and all prior Executive Agreements between the Corporation (or any predecessor of the Corporation) and the Executive and no payments or benefits of any kind shall be made under, on account of, or by reference to the prior Executive Agreements.

          21. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         22. GOVERNING LAW. Except as otherwise provided, this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any conflict of law provisions.

         IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

                                  CORPORATION:
                                  ------------

                                  HUNTINGTON BANCSHARES INCORPORATED



                                  By:______________________________________
                                       Secretary and General Counsel


                                   EXECUTIVE:
                                   ----------


                                   _________________________________________

Exhibit 10(c)
-------------


                                    EXHIBIT A

                     BENEFICIARY DESIGNATION AND NOTICE FORM



BENEFICIARY DESIGNATION

         In the event of my death, I direct that any amounts due me under the Agreement to which this Beneficiary Designation is attached shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets they shall be paid to the administrator or executor of my estate.

NOTICE

         Until notified otherwise, pursuant to Section 16 of the Agreement, notices should be sent to me at the following address


                                    _____________________________
                                    Street Address

                                    _____________________________
                                    City, State and Zip Code




___________________________                  __________________________________
Date
                                             Executive



                                             __________________________________
                                             Beneficiary



                                             __________________________________
                                             Relationship to Executive








                                       17